Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER FISCAL 2023 NET INCOME OF $6.3 MILLION OR 9.4% OF SALES; DECLARES QUARTERLY CASH DIVIDEND

Ninth Consecutive Quarter of Sequential Revenue Growth; Introduces New Green Energy Reporting Segment

First Quarter Highlights

•	Net sales of $67.6 million were up 25.8% from last year’s first quarter with increases in all four business units including its new Green Energy Solutions business unit.
•

Backlog totaled $199.2 million in the first quarter versus $206.2 million at the end of fiscal 2022 and $126.5 million at the end of the first quarter of last fiscal year. The sequential decline was primarily in Canvys.

•	Gross margin was 34.1% of net sales for the first quarter of fiscal 2023 versus 30.3% of net sales in the prior year’s first quarter representing strong sales and growth in engineered solutions.
•	Operating income was $8.8 million in the first quarter of fiscal 2023 compared to $5.0 million for the fourth quarter of fiscal 2022 and $2.8 million in the first quarter of fiscal 2022.
•	Income tax expense was $2.1 million for the first quarter of fiscal 2023 or 25% versus $0.2 million in the prior year’s first quarter due to the use of federal NOLs in fiscal 2022.
•	Earnings per common share (diluted) were $0.45 for the first quarter of fiscal 2023 compared to $0.20 per common share (diluted) in the first quarter of fiscal 2022.
•

Cash and investments were $35.6 million as of August 27, 2022 compared to $40.5 million as of May 28, 2022 and $36.4 million on August 28, 2021. The use of cash was related to higher working capital to support sales growth.

LaFox, IL, OCTOBER 5, 2022: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 27, 2022. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“We are extremely pleased with the strong financial performance. The first quarter of fiscal 2023 was our ninth consecutive quarter of sequential revenue growth and is a great start to our new fiscal year. Investments in our growth initiatives continue to pay off as we focus on pursuing exciting market opportunities that we believe will drive long-term growth,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Beginning with the first quarter of fiscal 2023, we are reporting a new segment, Green Energy Solutions (“GES”), reflecting the success of our growth strategies and our ability to provide engineered solutions for new markets. With increasing sales from green energy products and customers and over $199 million in total Company backlog, we believe sales and profits will continue to significantly increase in fiscal 2023.”

First Quarter Results

Net sales for the first quarter of fiscal 2023 increased 25.8% to $67.6 million compared to net sales of $53.7 million in the prior year’s first quarter due to higher net sales across all four business units. PMT sales increased $4.9 million or 12.2% from last year’s first quarter. Sales of manufactured products for our semiconductor wafer fabrication equipment customers increased from the first quarter of fiscal 2022. Net sales for our new segment, GES, increased $5.9 million or 230.7% from last year’s first quarter. GES combines our key technology partners and engineered solutions capabilities, to design and manufacture products for the fast-growing energy storage market and power management applications. Canvys sales increased by $2.0 million or 23.4% due to strong customer demand in North America. Richardson Healthcare sales increased $1.0 million or 45.5% due to higher demand in all product lines.

Gross margin was 34.1% of net sales during the first quarter of fiscal 2023 compared to 30.3% of net sales during the first quarter of fiscal 2022. PMT margin increased to 34.3% from 30.1% and GES margin increased to 35.5% from 28.9% primarily due to product mix and improved manufacturing efficiencies. Canvys margin as a percent of net sales decreased to 31.4% from 33.4% because of product mix and foreign exchange effects. Healthcare gross margin was 36.7% in the first quarter of fiscal 2023 compared to 24.3% in the prior year’s first quarter due to improved manufacturing absorption and decreased component scrap expense.

Operating expenses were $14.2 million compared to $13.5 million in the first quarter of fiscal 2022. The increase in operating expenses resulted from higher employee compensation expenses, including incentive expense from significantly higher operating income. Operating expenses as a percentage of net sales decreased to 21.1% during the first quarter of fiscal 2023 compared to 25.1% during the first quarter of fiscal 2022 as the Company benefits from higher sales and controlled operating expenses.

The Company reported operating income of $8.8 million for the first quarter of fiscal 2023 compared to operating income of $2.8 million in the prior year’s first quarter. Other expenses for the first quarter of fiscal 2023, including interest income and foreign exchange, were $0.3 million, compared to other expenses of less than $0.1 million in the first quarter of fiscal 2022.

Income tax expense was $2.1 million for the first quarter of fiscal 2023 or 25% versus $0.2 million in the prior year’s first quarter due to the use of federal NOLs in fiscal 2022.

Net income for the first quarter of fiscal 2023 was $6.3 million compared to net income of $2.6 million in the first quarter of fiscal 2022. Earnings per common share (diluted) were $0.45 in the first quarter of fiscal 2023 compared to $0.20 per common share (diluted) in the first quarter of fiscal 2022.

Cash and investments at the end of the first quarter of fiscal 2023 were $35.6 million compared to $40.5 million at the end of fiscal 2022 and $36.4 million at the end of the first quarter of fiscal 2022. The Company continues to invest in inventory and working capital to support its growth initiatives and spent $1.4 million during the quarter on capital expenditures primarily related to its manufacturing business, facilities and IT system, versus $0.8 million during the first quarter of fiscal 2022.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 23, 2022, to common stockholders of record as of November 4, 2022.

CONFERENCE CALL INFORMATION

On Thursday, October 6, 2022, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter fiscal 2023 results.  A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here.  While not required, it is recommended you join 10 minutes prior to the event start.  A replay of the call will be available beginning at 1:00 p.m. Central Time on October 6, 2022, for seven days.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 1, 2022, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All of our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative and green energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 27, 2022	May 28, 2022
Assets
Current assets:
Cash and cash equivalents	$30,633	$35,495
Accounts receivable, less allowance of $192 and $186, respectively	32,568	29,878
Inventories, net	89,080	80,390
Prepaid expenses and other assets	3,557	2,448
Investments - current	5,000	5,000
Total current assets	160,838	153,211
Non-current assets:
Property, plant and equipment, net	17,643	16,961
Intangible assets, net	1,945	2,010
Lease ROU asset	2,788	3,239
Non-current deferred income taxes	4,372	4,398
Total non-current assets	26,748	26,608
Total assets	$187,586	$179,819
Liabilities
Current liabilities:
Accounts payable	$25,276	$23,987
Accrued liabilities	17,979	16,110
Lease liability current	1,076	1,109
Total current liabilities	44,331	41,206
Non-current liabilities:
Non-current deferred income tax liabilities	79	85
Lease liability non-current	1,713	1,915
Other non-current liabilities	799	766
Total non-current liabilities	2,591	2,766
Total liabilities	46,922	43,972
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 11,848 shares on August 27, 2022 and 11,649 shares on May 28, 2022	592	582
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,053 shares on August 27, 2022 and 2,053 shares on May 28, 2022	103	103
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	67,948	66,331
Retained earnings	73,536	68,031
Accumulated other comprehensive (loss) income	(1,515)	800
Total stockholders’ equity	140,664	135,847
Total liabilities and stockholders’ equity	$187,586	$179,819

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	August 27, 2022	August 28, 2021
Net sales	$67,557	$53,704
Cost of sales	44,530	37,407
Gross profit	23,027	16,297
Selling, general and administrative expenses	14,248	13,469
Operating income	8,779	2,828
Other expense:
Investment/interest income	(25)	(17)
Foreign exchange loss	374	27
Other, net	(2)	16
Total other expense	347	26
Income before income taxes	8,432	2,802
Income tax provision	2,108	167
Net income	6,324	2,635
Foreign currency translation loss, net of tax	(2,315)	(1,002)
Comprehensive income	$4,009	$1,633

Net income per share:
Common shares - Basic	$0.47	$0.20
Class B common shares - Basic	0.42	0.18
Common shares - Diluted	0.45	0.20
Class B common shares - Diluted	0.40	0.18

Weighted average number of shares:
Common shares – Basic	11,715	11,194
Class B common shares – Basic	2,053	2,097
Common shares – Diluted	12,331	11,467
Class B common shares – Diluted	2,053	2,097

Dividends per share:
Common share	$0.060	$0.060
Class B common share	0.054	0.054

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 27, 2022	August 28, 2021
Operating activities:
Net income	$6,324	$2,635
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	883	829
Inventory provisions	71	83
Share-based compensation expense	311	219
Deferred income taxes	1	35
Change in assets and liabilities:
Accounts receivable	(3,496)	(5,008)
Inventories	(10,468)	(4,957)
Prepaid expenses and other assets	(1,199)	(62)
Accounts payable	1,495	607
Accrued liabilities	2,209	480
Other	638	266
Net cash used in operating activities	(3,231)	(4,873)
Investing activities:
Capital expenditures	(1,442)	(837)
Net cash used in investing activities	(1,442)	(837)
Financing activities:
Proceeds from issuance of common stock	1,385	52
Cash dividends paid	(819)	(786)
Other	(69)	(45)
Net cash provided by (used in) financing activities	497	(779)
Effect of exchange rate changes on cash and cash equivalents	(686)	(409)
Decrease in cash and cash equivalents	(4,862)	(6,898)
Cash and cash equivalents at beginning of period	35,495	43,316
Cash and cash equivalents at end of period	$30,633	$36,418

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2023 and 2022

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q1 FY 2023		Q1 FY 2022	% Change
PMT	$45,354		$40,435	12.2%
GES	8,511		2,574	230.7%
Canvys	10,413		8,441	23.4%
Healthcare	3,279		2,254	45.5%
Total	$67,557		$53,704	25.8%

Gross Profit
	Q1 FY 2023	% of Net Sales	Q1 FY 2022	% of Net Sales
PMT	$15,535	34.3%	$12,187	30.1%
GES	3,022	35.5%	744	28.9%
Canvys	3,266	31.4%	2,818	33.4%
Healthcare	1,204	36.7%	548	24.3%
Total	$23,027	34.1%	$16,297	30.3%